Exhibit 10.20

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of June 22, 2011 (the “Effective Date”), by and between William Slater (“Executive”) and Saba Software, Inc., a Delaware corporation (the “Company”), and amends that certain Amended and Restated Employment Agreement dated as of April 8, 2009, by and between Executive and the Company (the “Original Agreement”). The Original Agreement, as amended by this Amendment, is referred to herein as the “Employment Agreement.”

R E C I T A L S

A. Executive and the Company previously entered into the Original Agreement relating to the terms of Executive’s employment with the Company as Chief Financial Officer.

B. Executive has informed the Company of his decision to retire from the Company’s employment effective March 31, 2012, or on such earlier date that the Company may select at its option, and Executive has agreed to provide support in the transition of his duties to a new Chief Financial Officer as may be reasonably requested by the Company.

C. Executive and the Company desire to amend the Original Agreement upon the terms and conditions more fully set forth herein.

A G R E E M E N T

NOW, THEREFORE, based on and in order to carry out and give effect to the foregoing recitals, and in consideration of the mutual covenants and undertakings reflected below, Executive and the Company hereby agree as follows:

Amendments.

(a) Amendment of Section 1.1. Section 1.1 of the Original Agreement is hereby amended by deleting Section 1.1 in its entirety and replacing such text with the following:

“1.1 Retirement. Executive has determined to retire from the Company, and the parties hereby agree that Executive’s employment with the Company terminates, effective as of March 31, 2012. Executive and the Company hereby agree that Executive shall continue to render services to the Company, reporting directly to the Chief Executive Officer of the Company, from the Effective Date through and ending on March 31, 2012 (the “Transition Period”). During the Transition Period, Executive shall (i) serve in the position of Chief Financial Officer and perform such duties and responsibilities as are reasonably assigned to Executive by the Chief Executive Officer, including but not limited to those customarily performed by chief financial officers of similarly situated corporations and (ii) if requested of the Company, shall instead serve in a transitional role providing for an orderly transition of his duties and responsibilities. In the event that the Company requests Executive to provide such transitional services, the Company can also request Executive to reduce (including to zero) the hours of service performed for the benefit of the Company and to no longer report to the offices of the Company or otherwise attend work during the Transition Period; provided that any such reduction in hours shall not effect Executive’s right to continued salary, benefits and time-based vesting of outstanding equity awards during the Transition Period. The Company and Executive hereby acknowledge and agree that (i) during the Transition Period neither Executive nor the Company may terminate Executive’s employment except in accordance with Section 4.1 or 4.2, (ii) no termination during the Transition Period shall for purposes of the Employment Agreement or any other agreement between Executive and the Company be deemed a termination by Executive for Good Reason or the Company without Cause and (iii) except for time-based vesting through March 31, 2012 in accordance with the applicable vesting schedule, outstanding equity awards shall not accelerate for any reason, including, without limitation, any termination of Executive or change of control of the Company.”

(b) Good Reason. For purposes of the definitions of “Good Reason” in Section 4.4 of the Original Agreement and any other agreement(s) between Executive and the Company, Executive consents to the changes in Executive’s responsibilities as provided in Section 1.1 of the Employment Agreement, which the parties agree under no circumstances shall constitute “Good Reason.”

(c) Application of Section 5.2. Executive agrees that Section 5.2 of the Original Agreement shall apply to Executive for a period of six (6) months from the date of Separation.

2. Release of Claims. Executive represents and the parties agree that Executive’s signature on this Amendment is also deemed to be signing and delivering to the Company the Release and Waiver of Claims attached as Exhibit A to the Original Agreement effective as of the date that Executive signs this Amendment. At the Company’s request upon Executive’s termination of employment, Executive will sign a second Release and Waiver of Claims in the form of Exhibit A to the Original Agreement.

3. Terms of Agreement; Conflicting Terms. Except as expressly modified hereby, all terms, conditions and provisions of the Original Agreement shall continue in full force and effect. Notwithstanding the foregoing, in the event of any inconsistency or conflict between the Original Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

4. Governing Law. This Amendment is to be construed in accordance with and governed by the substantive laws of the State of California.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which taken together shall constitute one and the same instrument.

6. Entire Agreement. This Amendment and the Original Agreement constitute the entire and exclusive agreement between the parties with respect to this subject matter. All previous discussions and agreements with respect to this subject matter are superseded by the Original Agreement and this Amendment.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first set forth above.

SABA SOFTWARE, INC.		William Slater

By:	/s/ BOBBY YAZDANI	/s/ WILLIAM SLATER
Name:	Bobby Yazdani	William Slater
Title:	Chief Executive Officer